Exhibit 99.1

Sysco Names Manuel A. Fernandez as Executive Chairman

HOUSTON, April 17, 2012 – Sysco Corporation (NYSE:SYY) announced today that its board of directors has named Manny Fernandez, currently the non-executive chairman of Sysco, as the company’s executive chairman, effective immediately. Mr. Fernandez has served as a director of Sysco since November 2006 and as Sysco’s non-executive chairman since June 2009. Bill DeLaney, Sysco’s president and chief executive officer, will continue both in his current role and as a member of the company’s board of directors.

“As the North American leader in foodservice distribution, Sysco has a rich history of innovatively serving its customers while offering them value and earning their trust,” Fernandez said. “I’m confident that our business model and strategies will build upon that tradition. I am looking forward to being closely engaged with our associates in ensuring that Sysco delivers on its promises at the necessary speed and performance levels that our shareholders, customers and suppliers expect.”

“We are pleased that Manny will be providing our senior team with more of his unique leadership and technology capability as we move forward with implementing Sysco’s strategies for future success,” DeLaney said. “In order to achieve such success, we must remain focused on accelerating the transformation of our business while continuing to maximize our operational performance.”

Mr. Fernandez remains chairman of Sysco’s board of directors. Upon Mr. Fernandez becoming a full-time Sysco employee, he resigned his board positions on the compensation committee and the corporate governance and nominating committee. Sysco’s board will also elect from its current membership a lead director at its May 23, 2012 meeting.

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About Manny Fernandez

Manny Fernandez has served as a director of Sysco since November 2006 and as Sysco’s non-executive chairman since March 2009. Fernandez is the chairman emeritus and former chairman, president, and chief executive officer of Gartner Incorporated. He also has served as managing director for SI Ventures. Previously, Fernandez was president and chief executive officer at Dataquest, Incorporated; Gavilan Computer Corporation; and Zilog Incorporated. He also serves on the board of directors of Brunswick Corporation and Flowers Foods, Inc.

About Bill DeLaney

Bill DeLaney became president and CEO of Sysco Corporation in 2010. He began his Sysco career in 1987 as assistant treasurer at Sysco’s corporate headquarters in Houston. He was promoted to treasurer in 1991, and in 1993 was named a vice president of the corporation, continuing in that role until 1994. He joined Sysco Syracuse in 1996 as chief financial officer, progressed to senior vice president in 1998 and executive vice president in 2002. In 2004, he moved to Sysco Charlotte as president and chief executive officer. DeLaney returned to Houston in 2007 and subsequently was named executive vice president and chief financial officer of the corporation. He was promoted to chief executive officer and became a member of Sysco’s board of directors in 2009 before assuming his current position in 2010. DeLaney also serves on the board of directors at Express Scripts, Inc., The Center for Houston’s Future and Greater Houston Partnership.

About Sysco

Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. The company operates 177 distribution facilities serving approximately 400,000 customers. For the fiscal year 2011 that ended July 2, 2011, the company generated record sales of more than $39 billion. For more information about Sysco visit the company’s Internet home page at www.sysco.com and for investor relations news follow us at www.twitter.com/SyscoStock.

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